Exhibit 99

July 18, 2019        Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Second Quarter 2019 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its second quarter ending June 30, 2019.
Second Quarter Highlights
•Second-quarter 2019 GAAP earnings per diluted share were $0.80, compared with $0.88 in 2018.
•Second-quarter 2019 GAAP earnings included after-tax charges of $15.3 million related to restructuring actions, non-operating pension costs and acquisition costs. In the second quarter of 2018, GAAP results included net after-tax charges of $4.2 million, as after-tax restructuring charges were mostly offset by a tax benefit from the U. S. Tax Cuts and Jobs Acts of 2017.
•Base net income attributable to Sonoco (base earnings) for second quarter 2019 was $0.95 per diluted share, compared with $0.93 in 2018. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided second-quarter 2019 base earnings guidance of $0.93 to $0.99 per diluted share.
•Second-quarter 2019 net sales were $1.36 billion, essentially flat when compared with $1.37 billion from 2018.
•Cash flow from operations shows $40.1 million in the first six months of 2019, compared with $251.2 million in 2018. Free cash flow was a use of cash of $144.9 million, compared with $88.8 million of free cash flow generated in the first six months of 2018. Year-to-date cash flows reflect a $190 million voluntary contribution to the Company's U.S. defined benefit pension plans. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On May 20, 2019, Sonoco signed a definitive agreement to acquire Corenso Holdings America, Inc, from a company owned by investment funds advised by Madison Dearborn Partners, LLC, for approximately $110 million in cash. Corenso Holdings America is a leading U.S. manufacturer of uncoated recycled paperboard and high-performance cores used in the paper, packaging films, tape and specialty industries. The acquisition is expected to close by the end of the third quarter of 2019.
Third Quarter and Full-Year Guidance Update
•Base earnings for the third quarter of 2019 are estimated to be in the range of $0.88 to $0.94 per diluted share, compared to $0.86 per diluted share in the third quarter of 2018.
•Full-year 2019 base earnings guidance remains at $3.52 to $3.62 per diluted share.
•As a result of the after-tax cash flow impact from the voluntary contribution to the Company's U.S. defined benefit pension plans, full-year 2019 operating cash flow guidance has been lowered to a range of $435 million to $455 million, down from the previous range of $600 million to $620 million. Also, the Company now expects free cash flow to be $60 million to $80 million, compared with previous guidance of $225 million to $245 million.
Note: Third-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.
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Sonoco Reports Second Quarter 2019 Results - Page 2
CEO Comments on Second Quarter Results
Commenting on the Company’s second-quarter GAAP and base earnings performance, Rob Tiede, President and Chief Executive Officer, said, "Sonoco's diverse mix of businesses produced solid operating results during the quarter, despite challenging global macroeconomic conditions, where we saw further slowing in demand in many of our served markets. In addition, we experienced unforeseen fires, floods and other events which damaged four of our operations resulting in insurance deductible and other business losses of approximately 2 cents per share. Overall in the second quarter, net sales were essentially flat and GAAP net income attributable to Sonoco declined primarily due to our targeted restructuring efforts, which are focused on reducing costs and improving operating margin. Base net income gained 3.0 percent to a record $96.5 million as improvements in productivity and earnings from acquisitions more than offset lower volume/mix. GAAP gross profit margin was a strong 20.2 percent, unchanged from last year's quarter and approximately 25 basis points higher than first quarter, while GAAP operating profit declined from last year due to higher restructuring and other costs. Base operating profit increased 4.4 percent to a record $144.3 million, while base operating margin increased approximately 50 basis points from last year.

“Our Consumer Packaging segment reported lower sales and operating profit compared to last year's quarter, however, operating margin improved slightly to 10.4 percent. Sales in our Paper and Industrial Converted Products segment were up 3.6 percent, while operating profit was essentially flat with last year's record results and operating margin declined 52 basis points. Also, our Display and Packaging segment continued its turnaround with operating margin expanding 477 basis points over the prior-year period, and in our Protective Solutions segment operating profit improved 4.8 percent and operating margin expanded by 66 basis points.”

Second Quarter Review
Net sales for the second quarter were $1.36 billion, down slightly from last year's second quarter sales of $1.37 billion. The sales decline was driven by lower volumes and a stronger US dollar. These negative impacts were largely offset by increased sales from acquisitions.

GAAP net income attributable to Sonoco in the second quarter was $81.2 million, or $0.80 per diluted share, a decrease of $8.3 million, compared with $89.4 million, or $0.88 per diluted share, in 2018. Second-quarter GAAP earnings included after-tax non-base charges totaling $15.3 million, $10.0 million of which were after-tax charges related primarily to restructuring activities. The remaining $5.3 million was related almost exclusively to non-operating pension costs. In the second quarter of 2018, GAAP earnings included $4.2 million of after-tax non-base net charges, $2.5 million of which were after-tax charges related primarily to previously initiated restructuring activities. The remaining $1.7 million is primarily costs related to acquisitions and contemplated acquisitions. Adjusted for these items, base earnings in the second quarter of 2019 were $96.5 million, or $0.95 per diluted share, an increase of $2.8 million, compared with $93.6 million, or $0.93 per diluted share, in 2018. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $275.3 million in the second quarter, which was down slightly from $276.5 million reported in the same period in 2018. Gross profit as a percentage of sales was 20.2 percent, unchanged from 20.2 percent in the same period in 2018. Second-quarter selling, general and administrative expenses decreased $8.8 million from the prior year to $132.2 million. This decrease was driven by a significant focus across the business on lowering controllable costs which was partially offset by the addition of expenses from acquisitions.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports Second Quarter 2019 Results - Page 3
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

Second-quarter 2019 sales for the segment were $602.8 million, compared with $616.1 million in 2018. Segment operating profit was $62.9 million in the second quarter, compared with $63.7 million in the same quarter of 2018.
Segment sales declined 2.2 percent compared to the prior year's quarter due to lower volume/mix and the negative impact of foreign exchange. Rigid Paper Containers sales volume declined in North America as well as Flexible Packaging and Rigid Plastics as many served markets experienced slowing customer demand. Segment operating profit decreased 1.1 percent compared to the prior year's quarter as the benefit of productivity improvements and a positive price/cost relationship was more than offset by weaker volume. Segment operating margin improved slightly to 10.4 percent in the quarter from 10.3 percent in 2018.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

Second-quarter 2019 sales for this segment were $134.8 million, compared with $143.3 million in 2018. The segment reported an operating profit of $5.9 million in the current quarter, compared with an operating loss of $(0.6) million in the prior year's quarter.

Sales declined 5.9 percent compared to last year’s quarter as volume growth in domestic displays and international pack centers was more than offset by reduced revenue from exiting a pack center contract late in the third quarter of 2018. Segment operating profit improved $6.5 million due to higher volume/mix, improved productivity and the non-recurrence of operating losses at the exited pack center.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.
Second-quarter 2019 sales for the segment were $491.3 million, up from $474.1 million in 2018. Segment operating profit was $61.2 million in the quarter, compared with $61.5 million in 2018. During the quarter, the Company's Trent Valley, Ontario, Canada, paper mill was flooded by the Trent River, resulting in a six-day production outage, temporarily higher operating costs, and an expense incurred for the insurance deductible.
Segment sales increased 3.6 percent from the prior year's quarter due to sales added by the 2018 acquisition of Conitex. This was partially offset by lower volume/mix and the negative impact of changes in foreign exchange rates. Current quarter paperboard, corrugated medium and tube and core volumes were weak across all geographies. Segment operating profit was essentially flat with the prior year's quarter as earnings from the Conitex acquisition, productivity improvements and a slightly positive price/cost relationship effectively offset negative volume/mix. Segment operating margin declined 52 basis points to 12.5 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.
Second-quarter 2019 sales were $130.8 million, down from $132.9 million in 2018. Operating profit was $14.3 million, a 4.8 percent increase from the second quarter of 2018.

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Sonoco Reports Second Quarter 2019 Results - Page 4
This segment’s sales were modestly lower year over year due primarily to lower volume/mix as strong sales growth for temperature-assured packaging was offset by declines in molded foam and consumer fiber packaging. Segment operating profit improved modestly as strong productivity improvements were partially offset by a negative price/cost relationship. Segment operating margin, compared to the prior-year quarter, improved 66 basis points to 10.9 percent.
Corporate/Tax
Net interest expense for the second quarter of 2019 increased to $16.0 million, compared with $15.1 million during the same period in 2018, primarily due to higher non-U.S. debt balances and reduced interest income on lower offshore cash balances. The 2019 second-quarter effective tax rates on GAAP and base earnings were 26.3 percent and 25.9 percent, respectively, compared with 26.1 percent and 26.8 percent, respectively, in the prior year’s quarter. The effective tax rate on GAAP earnings for the second quarter of 2019 was slightly higher due primarily to one-time adjustments in the second quarter of 2018 related to the U.S. Tax Cuts and Jobs Act of 2017. The lower base effective tax rate for the second quarter of 2019 was primarily attributable to a decreased impact from the Global Intangible Low Taxed Income (GILTI) tax.
Year-to-date Results
For the first six months of 2019 net sales were $2.7 billion, up $40.9 million, compared with $2.7 billion in the first six months of 2018. Sales grew 1.5 percent in the first half of the year due to acquisitions and higher selling prices implemented to recover higher input and operating costs, which were partially offset by lower volume/mix and a $65 million negative impact of foreign exchange.
GAAP net income attributable to Sonoco for the first half of 2019 was $154.8 million or $1.53 per diluted share, compared with $163.5 million or $1.62 per diluted share in the first half of 2018. Earnings in the first half of 2019 included $27.8 million in after-tax charges largely consisting of restructuring and non-operating pension charges. Earnings in the first half of 2018 included after-tax charges totaling $4.6 million largely related to restructuring, acquisition costs and the effect of income tax rate changes on deferred tax items.
Base earnings for the first six months of 2019 were $182.7 million, or $1.81 per diluted share, compared with $168.1 million, or $1.66 per diluted share, in the same period in 2018, an 8.7 percent and 8.5 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
Current year-to-date gross profit was a record $545.5 million, compared with $527.1 million in 2018. Year-to-date gross profit as a percentage of sales in 2019 was 20.1 percent, compared with 19.7 percent in 2018. Selling, general and administrative expenses decreased $3.7 million, driven by a significant focus across the business on lowering controllable costs, which was partially offset by the addition of expenses from acquisitions. Base operating profit for the first six months of 2019 increased 8.2 percent to $272.3 due primarily to acquisitions and productivity improvements which were partially offset by volume declines.
Cash Flow and Free Cash Flow
For the first half of 2019 cash generated from operations was $40.1 million compared with $251.2 million in 2018, a decrease of $211.2 million. Pension plan contributions, net of non-cash expense, increased by $193.2 million from last year's six-month period due to the Company's voluntary $190 million contribution to the the Company's U. S. defined benefit pension plans in the second quarter of 2019. An increased consumption of cash for working capital of $20.8 million also contributed to the period-over-period decease in operating cash flow. While the seasonal changes in business activity consumed cash in both periods; this increase was more meaningful in 2019 due to greater year-over-year increases in business activity from the prior year's end.
Free cash flow for the first six months of 2019 was a use of cash that totaled $144.9 million, compared with a provision of cash of $88.8 million in the same period last year, a decrease of $233.6 million mostly attributable to the $211.2 million decrease in cash flow from operations discussed above. The remaining decrease in free cash flow was driven by higher year-to-date net capital expenditures and cash dividends, which totaled $100.8 million and $84.2 million, respectively, compared with $82.7 million and $79.8 million, respectively, in 2018. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

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Sonoco Reports Second Quarter 2019 Results - Page 5
As of June 30, 2019, total debt was approximately $1.55 billion, compared with $1.39 billion as of December 31, 2018, and the Company had a total-debt-to-total-capital ratio of 45.5 percent at the end of the second quarter compared to 43.9 percent at the end of 2018. The increase in total debt from year-end was driven by a new $200 million term loan drawn during the second quarter which was used to fund a $190 million voluntary pension contribution to the Sonoco U.S. defined benefit pension plans. Cash and cash equivalents were $96.3 million as of June 30, 2019, compared with $120.4 million at December 31, 2018.

Third Quarter and Full-Year 2019 Outlook
Sonoco expects third-quarter 2019 base earnings to be in the range of $0.88 to $0.94 per diluted share. Base earnings in the third quarter of 2018 were $0.86 per diluted share. Full-year 2019 base earnings per diluted share are expected to be in a range of $3.52 to $3.62, which is unchanged from the Company's previous guidance. However, this earnings estimate now includes an approximately $0.03 per diluted share negative impact from higher interest expense associated with a $200 million term loan drawn in the second quarter to fund the Company's U.S. pension plans. This guidance also does not reflect the pending acquisition of Corenso Holdings America. The expected full-year 2019 tax rate is unchanged at approximately 25.5 percent.

Operating cash flow for 2019 is now expected to be in the range of $435 million to $455 million, which is reduced from the previous guidance of $600 million to $620 million due to the after-tax cash flow impact from the Company's $200 million voluntary contributions to its U.S. defined benefit pension plans. Additionally, free cash flow is now expected to be $60 million to $80 million, compared to previous guidance of $225 million to $245 million. Free cash flow guidance includes total expected 2019 cash dividend payments to shareholders of approximately $170 million.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the impact of new and potential tariffs, the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.

Commenting on the Company’s outlook, Tiede said, “We're very pleased with how we managed our business in the first half of 2019 in the face of headwinds, that while coming in different forms, all had one thing in common, they were mostly unexpected and beyond our control. Our ability to adapt and adjust when faced with unexpected events, whether driven by nature or other factors, continues to be a strength of our organization. The rigor and discipline we apply to focusing on what we can control, while being flexible when needed, has and will serve us well as we move through the remainder of the year. While we remain confident in our outlook going forward, we are closely watching the macroeconomic trends that are facing not just our industry, but many industries around the world. No matter the environment, we are intensely focused on doing what we need to do to drive profitable growth, margin expansion and solid free cash flow. We are also optimistic about the evolution of our portfolio to leverage more-sustainable packaging as a growth driver for the future. Our diverse mix of business continues to be a strength, allowing us to deliver consistent base earnings growth and improved returns to our shareholders."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 9393709. The archived call will be available through July 28, 2019. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in more than 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2019 as well as
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Sonoco Reports Second Quarter 2019 Results - Page 6
being included in Barron's 100 Most Sustainable Companies for 2019. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to improve margins and leverage cash flows and financial position;
•continued strength of our paperboard-based tubes and cores and composite can operations;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
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•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Second Quarter 2019 Results - Page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018

Net sales	$1,359,721	$1,366,373	$2,711,426	$2,670,560
Cost of sales	1,084,385	1,089,913	2,165,969	2,143,498
Gross profit	275,336	276,460	545,457	527,062
Selling, general and administrative expenses	132,213	141,031	274,774	278,472
Restructuring/Asset impairment charges	13,355	3,567	24,027	6,630
Operating profit	$129,768	$131,862	$246,656	$241,960
Non-operating pension cost	5,550	513	11,591	222
Net interest expense	15,952	15,127	31,337	28,482
Income before income taxes	108,266	116,222	203,728	213,256
Provision for income taxes	28,491	30,293	51,115	53,649
Income before equity in earnings of affiliates	79,775	85,929	152,613	159,607
Equity in earnings of affiliates, net of tax	1,511	3,716	2,441	4,963
Net income	81,286	89,645	155,054	164,570
Net income attributable to noncontrolling interests	(127)	(233)	(232)	(1,103)
Net income attributable to Sonoco	$81,159	$89,412	$154,822	$163,467

Weighted average common shares outstanding – diluted	101,178	101,040	101,129	100,965

Diluted earnings per common share	$0.80	$0.88	$1.53	$1.62
Dividends per common share	$0.43	$0.41	$0.84	$0.80

Sonoco Reports Second Quarter 2019 Results - Page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2019	July 1, 2018	June 30, 2019	July 1, 2018
Net sales
Consumer Packaging	$602,750	$616,062	$1,192,466	$1,185,914
Display and Packaging	134,833	143,260	272,387	285,918
Paper and Industrial Converted Products	491,328	474,137	987,365	934,790
Protective Solutions	130,810	132,914	259,208	263,938
Consolidated	$1,359,721	$1,366,373	$2,711,426	$2,670,560

Segment operating profit:
Consumer Packaging	$62,942	$63,670	$125,057	$124,758
Display and Packaging	5,889	(570)	12,343	1,162
Paper and Industrial Converted Products	61,229	61,542	109,616	101,323
Protective Solutions	14,275	13,626	25,279	24,306
Restructuring/Asset impairment charges	(13,355)	(3,567)	(24,027)	(6,630)
Other non-base charges, net	(1,212)	(2,839)	(1,612)	(2,959)
Consolidated	$129,768	$131,862	$246,656	$241,960

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Six Months Ended
	June 30, 2019	July 1, 2018
Net income	$155,054	$164,570
Asset impairment charges/losses on disposition of assets	11,227	(700)
Depreciation, depletion and amortization	116,978	120,402
Pension and postretirement plan contributions, net of non-cash expense	(199,932)	(6,738)
Changes in working capital	(65,858)	(45,057)
Changes in tax accounts	10,963	2,895
Other operating activity	11,649	15,876
Net cash provided by operating activities	40,081	251,248

Purchase of property, plant and equipment, net	(100,774)	(82,688)
Cost of acquisitions, net of cash acquired	(455)	(141,305)
Net debt proceeds	144,369	10,708
Cash dividends paid	(84,160)	(79,801)
Other, including effects of exchange rates on cash	(23,155)	(15,383)

Net increase in cash and cash equivalents	(24,094)	(57,221)
Cash and cash equivalents at beginning of period	$120,389	$254,912
Cash and cash equivalents at end of period	$96,295	$197,691

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CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$96,295	$120,389
Trade accounts receivable, net of allowances	784,907	737,420
Other receivables	100,384	111,915
Inventories	512,249	493,764
Prepaid expenses and deferred income taxes	85,185	55,784
	1,579,020	1,519,272
Property, plant and equipment, net	1,233,615	1,233,821
Right of use asset-operating leases	304,655	—
Goodwill	1,310,638	1,309,167
Other intangible assets, net	328,617	352,037
Other assets	189,019	169,168
	$4,945,564	$4,583,465
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$903,040	$878,969
Notes payable and current portion of long-term debt	357,222	195,445
Income taxes payable	14,626	8,516
	1,274,888	1,082,930
Long-term debt, net of current portion	1,188,026	1,189,717
Noncurrent operating lease liabilities	258,549	—
Pension and other postretirement benefits	178,075	374,419
Deferred income taxes and other	192,406	164,121
Total equity	1,853,620	1,772,278
	$4,945,564	$4,583,465

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Sonoco Reports Second Quarter 2019 Results - Page 11
Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement costs, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Third-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports Second Quarter 2019 Results - Page 12

		Non-GAAP Adjustments
Three Months Ended June 30, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$129,768	$13,355	$1,212	$144,335
Non-operating pension costs	5,550	—	(5,550)	—
Interest expense, net	15,952	—	—	15,952
Income before income taxes	108,266	13,355	6,762	128,383
Provision for income taxes	28,491	3,307	1,430	33,228
Income before equity in earnings of affiliates	79,775	10,048	5,332	95,155
Equity in earnings of affiliates, net of taxes	1,511	—	—	1,511
Net income	81,286	10,048	5,332	96,666
Net (income) attributable to noncontrolling interests	(127)	(69)	—	(196)
Net income attributable to Sonoco	$81,159	$9,979	$5,332	$96,470

Per Diluted Share	$0.80	$0.10	$0.05	$0.95
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended July 1, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$131,862	$3,567	$2,839	$138,268
Non-operating pension costs	513	—	(513)	—
Interest expense, net	15,127	—	—	15,127
Income before income taxes	116,222	3,567	3,352	123,141
Provision for income taxes	30,293	1,046	1,626	32,965
Income before equity in earnings of affiliates	85,929	2,521	1,726	90,176
Equity in earnings of affiliates, net of taxes	3,716	—	—	3,716
Net income	89,645	2,521	1,726	93,892
Net (income) attributable to noncontrolling interests	(233)	(15)	—	(248)
Net income attributable to Sonoco	$89,412	$2,506	$1,726	$93,644

Per Diluted Share	$0.88	$0.02	$0.02	$0.93
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)Consists of non-operating pension costs and costs related to acquisitions and potential acquisitions and divestitures.

(3)Consists primarily of acquisition-related costs, the effect of the change in the US corporate tax rate on deferred tax adjustments and a small gain from a casualty loss insurance settlement partially offset by costs related to acquisitions and potential acquisitions. These amounts also include all amounts related to non-operating pension costs.
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Sonoco Reports Second Quarter 2019 Results - Page 13

		Non-GAAP Adjustments
Six Months Ended June 30, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	246,656	24,027	1,612	272,295
Non-operating pension costs	11,591	—	(11,591)	—
Interest expense, net	31,337	—	—	31,337
Income before income taxes	203,728	24,027	13,203	240,958
Provision for income taxes	51,115	5,945	3,315	60,375
Income before equity in earnings of affiliates	152,613	18,082	9,888	180,583
Equity in earnings of affiliates, net of taxes	2,441	—	—	2,441
Net income	155,054	18,082	9,888	183,024
Net (income) attributable to noncontrolling interests	(232)	(138)	—	(370)
Net income attributable to Sonoco	$154,822	$17,944	$9,888	$182,654

Per Diluted Share*	$1.53	$0.18	$0.10	$1.81
*Due to rounding individual items may not foot across

		Non-GAAP Adjustments
Six Months Ended July 1, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	241,960	6,630	2,959	251,549
Non-operating pension costs	222	—	(222)	—
Interest expense, net	28,482	—	—	28,482
Income before income taxes	213,256	6,630	3,181	223,067
Provision for income taxes	53,649	1,731	3,465	58,845
Income before equity in earnings of affiliates	159,607	4,899	(284)	164,222
Equity in earnings of affiliates, net of taxes	4,963	—	—	4,963
Net income	164,570	4,899	(284)	169,185
Net (income) attributable to noncontrolling interests	(1,103)	(20)	—	(1,123)
Net income attributable to Sonoco	$163,467	$4,879	$(284)	$168,062

Per Diluted Share*	$1.62	$0.05	$—	$1.66
*Due to rounding individual items may not foot across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists of non-operating pension costs and costs related to acquisitions and potential acquisitions and divestitures.

(3) Consists primarily of acquisition-related costs, partially offset by a gain from the effect of a change in the U.S. corporate tax rate on deferred tax adjustments, and a small insurance settlement gain.

Sonoco Reports Second Quarter 2019 Results - Page 14

	Six Months Ended
FREE CASH FLOW*	June 30, 2019	July 1, 2018

Net cash provided by operating activities	$40,081	$251,248
Purchase of property, plant and equipment, net	(100,774)	(82,688)
Cash dividends	(84,160)	(79,801)
Free Cash Flow	$(144,853)	$88,759

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2019	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$435,000	$455,000	$589,898
Purchase of property, plant and equipment, net	(205,000)	(205,000)	(168,286)
Cash dividends	(170,000)	(170,000)	(161,434)
Free Cash Flow	$60,000	$80,000	$260,178

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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